Exhibit 99.1

For investors:	For media:
David Pendarvis	Jayme Rubenstein
+1 858.836.5000	+1 858.836.6798
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the Third Quarter of Fiscal Year 2018

Revenue increased 15% to $591.6 million; up 10% on a constant currency basis

Net income increased by 25%; non-GAAP net income up 32%

GAAP diluted earnings per share of $0.76; non-GAAP diluted earnings per share of $0.92

Operating cash flow of $149.1 million in the third quarter

SAN DIEGO – April 26, 2018 – ResMed (NYSE: RMD, ASX: RMD) today announced results for its quarter ended March 31, 2018. Revenue for the quarter was $591.6 million, a 15 percent increase compared to the same period of the prior year.

“We had a strong quarter, with solid revenue growth at the top line, and operating leverage improving the bottom line,” said ResMed CEO Mick Farrell. “Our cloud-connected medical device strategy is succeeding; the major markets for our sleep business are adopting remote monitoring systems, which plays to the strength of our offerings. Our mask business performed well across all markets, and our cloud-based software-as-a-service business also grew rapidly in Q3.”

“We believe we are well-positioned,” Farrell said. “We continue to innovate. We are improving our existing products and solutions, and have a robust pipeline for the future.”

Analysis of third quarter results

Third quarter revenue in the United States, Canada and Latin America, excluding Brightree, was $317.5 million, a 7 percent increase over the same period of the prior year. Brightree revenue for the third quarter was $39.9 million, an increase of 14 percent compared to the same period of the prior year. Revenue in combined Europe, Asia and other markets was $234.2 million, an increase of 16 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the third quarter was 58.2 percent, lower than the prior year’s quarter gross margin of 58.3 percent, mainly due to declines in average selling prices, which were partially offset by manufacturing and procurement efficiencies.

Income from operations for the quarter was $136.4 million, a 27 percent increase compared with the quarter ended March 31, 2017. Non-GAAP income from operations for the quarter was $159.0 million, a 25 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $147.9 million, a 7 percent increase over the same period in the prior year, or a 3 percent increase on a constant currency basis. SG&A expenses improved to 25.0 percent of revenue in the quarter, compared with 26.8 percent reported in the quarter ended March 31, 2017.

Research and development expenses were $37.4 million, or 6.3 percent of revenue. R&D expenses increased by 7 percent compared with the same period last year, or a 4 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.7 million during the quarter, which is consistent with the same period last year. Stock-based compensation costs incurred during the quarter of $12.0 million consisted of expenses associated with employee equity grants and ResMed’s employee stock purchase plan.

Net income for the quarter was $110.1 million, a 25 percent increase compared to the same period of the prior year. Non-GAAP net income was $132.5 million, a 32 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, the impact of U.S. tax reform on income tax expense, restructuring expenses, litigation settlement expenses, acquisition-related expenses and the Astral battery field safety notification expenses.

GAAP diluted earnings per share for the quarter increased by 23 percent to $0.76. Non-GAAP diluted earnings per share of $0.92 were 30 percent higher compared with the same period of the prior year.

Cash flow from operations for the quarter was $149.1 million compared to net income in the current quarter of $110.1 million. During the quarter ResMed paid $50.0 million in dividends.

Impact of U.S. tax reform on income tax expense

On December 22, 2017, “H.R.1,” originally known as the Tax Cuts and Jobs Act, was enacted into law (“U.S. tax reform”). ASC 740 Income Taxes requires companies to recognize the effect of any tax laws during the period in which they are enacted. Accordingly, during the quarter ended December 31, 2017, ResMed performed preliminary calculations which have been refined during the current quarter. Based on these refinements and additional guidance from the U.S. Internal Revenue Service, ResMed recognized additional income tax expense of $5.6 million during the three months ended March 31, 2018, for a total income tax expense of $132.2 million during the nine months ended March 31, 2018.

The U.S. tax reform significantly revises the U.S. corporate income tax by, among other things, imposing a one-time transition tax on unremitted foreign earnings, lowering the corporate income tax rate from 35 percent to 21 percent and implementing a territorial tax system in regard to foreign earnings. The one-time transition tax on unremitted foreign earnings results in additional income tax expense of $5.6 million for the three months ended March 31, 2018, and $125.5 million for the nine months ended March 31, 2018. ResMed recorded $11.4 million in income taxes payable and $114.1 million as long-term income taxes payable for the transition tax. The lower corporate tax rate reduces net deferred tax assets by $6.7 million and increases income tax expense by $6.7 million for the nine months ended March 31, 2018. The amounts recorded as part of U.S. tax reform should be considered provisional and may continue to be revised through ResMed’s quarter ending December 31, 2018.

Australian Taxation Office audit update

In connection with the audit by the Australian Taxation Office (“ATO”) for the tax years 2009 through 2013, ResMed received Notices of Amended Assessments in March 2018. Based on these assessments, the ATO is asserting that ResMed owes $151.7 million in additional income tax and $38.4 million in accrued interest. In April 2018, ResMed agreed to a payment arrangement with the ATO to pay $75.9 million, 50 percent of the additional assessed tax, with the remaining amounts only due if it is unsuccessful in defending its position. ResMed does not agree with the ATO’s assessments and intends to pursue administrative and legal steps to defend its position. ResMed continues to believe it will be successful in defending its position and therefore has not recognized any income tax expense in relation to these assessments. At March 31, 2018, ResMed recorded a liability of $75.9 million in short-term income taxes payable, which was offset by an equivalent asset recorded in other long-term assets.

Debt refinancing

On April 16, 2018, ResMed entered into a new unsecured syndicated facility (“Facility”) that provides for an $800 million five-year revolving Credit Facility and a $200 million five-year Term Loan. The proceeds from the initial funding of the Term Loan were used to repay a portion of the outstanding balance of the Credit Facility. As a result of the refinancing, ResMed has classified the outstanding balance at March 31, 2018, as long-term debt.

Share repurchase program

During the quarter, ResMed repurchased 200,000 shares at a cost of $19.4 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.35 per share. The dividend will have a record date of May 10, 2018, payable on June 14, 2018. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be May 9, 2018, for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 9, 2018, through May 10, 2018, inclusive.

Webcast details

ResMed will discuss its third quarter fiscal year 2018 results on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q3 2018 earnings webcast” to register and listen to the live webcast. A replay of the earnings webcast will be accessible on ResMed’s website approximately two hours after the live webcast. In addition, a telephone replay of the conference call will be available approximately two hours after the webcast by dialing +1 800.585.8367 (U.S.) and +1 416.621.4642 (outside U.S.) and entering a passcode of 7899017. The telephone replay will be available until May 10, 2018.

About ResMed

ResMed (NYSE: RMD, ASX: RMD), a world-leading connected health company with more than 5 million cloud-connected devices for daily remote patient monitoring, changes lives with every breath. Its award-winning devices and software solutions help treat and manage sleep apnea, chronic obstructive pulmonary disease and other respiratory conditions. Its 6,000-member team strives to improve patients’ quality of life, reduce the impact of chronic disease and save healthcare costs in more than 120 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches, new markets for its products, litigation, and tax outlook – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Net revenue	$591,634	$514,204	$1,716,566	$1,510,051
Cost of sales	247,339	214,490	716,874	627,012
Astral field safety notification expenses (1)	—	—	—	5,070

Gross profit	344,295	299,714	999,692	877,969

Operating expenses:
Selling, general and administrative	147,893	137,864	443,559	406,028
Research and development	37,434	35,130	115,492	107,761
Amortization of acquired intangible assets (1)	11,673	11,378	34,772	34,809
Restructuring expenses (1)	10,922	7,945	10,922	12,358
Litigation settlement expenses (1)	—	—	—	8,500
Acquisition related expenses (1)	—	—	—	10,076

Total operating expenses	207,922	192,317	604,745	579,532

Income from operations (1)	136,373	107,397	394,947	298,437

Other income (expenses), net:
Interest income (expense), net	(3,491)	(2,911)	(9,196)	(7,841)
Other, net	(2,739)	3,504	(5,357)	6,525

Total other income (expenses), net	(6,230)	593	(14,553)	(1,316)

Income before income taxes	130,143	107,990	380,394	297,121
Income taxes (1)	20,018	20,167	174,617	56,449

Net income (1)	$110,125	$87,823	$205,777	$240,672

Basic earnings per share	$0.77	$0.62	$1.44	$1.70
Diluted earnings per share	$0.76	$0.62	$1.43	$1.69
Non-GAAP diluted earnings per share (1)	$0.92	$0.71	$2.58	$2.05
Basic shares outstanding	142,898	141,714	142,688	141,266
Diluted shares outstanding	143,985	142,724	143,895	142,363

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	March 31, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$704,281	$821,935
Accounts receivable, net	498,425	450,530
Inventories	288,703	268,319
Prepayments and other current assets	112,997	103,219

Total current assets	1,604,406	1,644,003

Property, plant and equipment, net	397,981	394,241
Goodwill	1,080,948	1,064,874
Other intangibles, net	228,223	261,800
Deferred income taxes and other non-current assets	222,650	103,569

Total non-current assets	1,929,802	1,824,484

Total assets	$3,534,208	$3,468,487

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	88,157	92,763
Accrued expenses	190,733	186,295
Deferred revenue	58,001	51,918
Income taxes payable	124,569	29,150

Total current liabilities	461,460	360,126

Non-current liabilities:
Deferred revenue	66,834	53,235
Deferred income taxes	12,758	13,822
Other long term liabilities	2,473	2,427
Long-term debt	810,000	1,078,611
Long-term income taxes payable	113,719	—

Total non-current liabilities	1,005,784	1,148,095

Total liabilities	1,467,244	1,508,221

STOCKHOLDERS’ EQUITY:
Common stock	571	569
Additional paid-in capital	1,424,027	1,379,130
Retained earnings	2,372,487	2,316,237
Treasury stock	(1,574,508)	(1,546,611)
Accumulated other comprehensive income	(155,613)	(189,059)

Total stockholders’ equity	$2,066,964	$1,960,266

Total liabilities and stockholders’ equity	$3,534,208	$3,468,487

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RESMED INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Nine Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$205,777	$240,672
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	88,256	83,989
Stock-based compensation costs	35,933	34,263
Impairment of cost-method investments	3,620	588
Changes in fair value of business combination contingent consideration	383	10,076
Payment of business combination contingent consideration	—	(8,460)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(39,421)	(32,793)
Inventories, net	(11,146)	(38,146)
Prepaid expenses, net deferred income taxes and other current assets	(72,332)	(28,554)
Accounts payable, accrued expenses and other	164,540	12,105

Net cash provided by operating activities	375,610	273,740

Cash flows from investing activities:
Purchases of property, plant and equipment	(44,961)	(43,857)
Patent registration costs	(6,743)	(6,980)
Business acquisitions, net of cash acquired	(482)	(3,394)
Investments in cost-method investments	(6,445)	(6,464)
Proceeds / (Payments) on maturity of foreign currency contracts	(4,667)	10,085

Net cash used in investing activities	(63,298)	(50,610)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	9,603	15,255
Purchases of treasury stock	(27,897)	—
Payment of business combination contingent consideration	(205)	(11,682)
Proceeds from borrowings, net of borrowing costs	120,000	350,000
Repayment of borrowings	(390,000)	(355,000)
Dividends paid	(149,527)	(139,546)

Net cash (used in) / provided by financing activities	(438,026)	(140,973)

Effect of exchange rate changes on cash	8,060	13,719

Net increase / (decrease) in cash and cash equivalents	(117,654)	95,876
Cash and cash equivalents at beginning of period	821,935	731,434

Cash and cash equivalents at end of period	$704,281	$827,310

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
GAAP income from operations	$136,373	$107,397	$394,947	$298,437
Amortization of acquired intangible assets (A)	11,673	11,378	34,772	34,809
Restructuring expenses (A)	10,922	7,945	10,922	12,358
Litigation settlement expenses (A)	—	—	—	8,500
Acquisition related expenses (A)	—	—	—	10,076
Astral battery field safety notification expenses (A)	—	—	—	5,070

Non-GAAP income from operations	$158,968	$126,720	$440,641	$369,250

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
GAAP net income	$110,125	$87,823	$205,777	$240,672
Amortization of acquired intangible assets, net of tax (A)	8,483	7,704	25,260	23,679
U.S. tax reform transition impact (A)	5,621	—	125,501	—
U.S. tax reform impact on deferred taxes (A)	—	—	6,723	—
Restructuring expenses, net of tax (A)	8,316	5,210	8,316	8,295
Litigation settlement expenses, net of tax (A)	—	—	—	5,392
Acquisition related expenses (A)	—	—	—	10,076
Astral battery field safety notification expenses (A)	—	—	—	3,549

Non-GAAP net income (A)	$132,545	$100,737	$371,577	$291,663

Diluted shares outstanding	143,985	142,724	143,895	142,363

GAAP diluted earnings per share	$0.76	$0.62	$1.43	$1.69

Non-GAAP diluted earnings per share (A)	$0.92	$0.71	$2.58	$2.05

(A)	ResMed adjusts for the impact of the amortization of acquired intangibles, impact of U.S. tax reform, restructuring expenses, litigation settlement expenses, acquisition-related expenses and the Astral battery field safety notification expenses, from its evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. ResMed’s use of non-GAAP measures is intended to supplement, and not to replace, its presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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